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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-214861) and related Prospectus of Voyager Therapeutics, Inc. for the registration of up to $250,000,000 of common stock, preferred stock, warrants, units, and debt securities and the related Sales Agreement Prospectus of Voyager Therapeutics, Inc. for the registration of up to $75,000,000 of common stock and to the incorporation by reference therein of our report dated March 17, 2016 with respect to the financial statements of Voyager Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 19, 2016

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  Exhibit 23.1